                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   -----------


                                  SCHEDULE 13G
                                 (RULE 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13D-2(b)

                              (AMENDMENT NO. 4)(1)


                        HEALTH SYSTEMS DESIGN CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   421964 10 7
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                DECEMBER 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)

Checkthe appropriate box to designate the rule pursuant to which this Schedule is filed:

     / / Rule 13d-1(b)
     / / Rule 13d-1(c)
     /X/ Rule 13d-1(d)


--------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

    The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).


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---------------------                                          -----------------
CUSIP No. 421964 10 7                  13G                     Page 2 of 5 Pages
---------------------                                          -----------------



--------- ----------------------------------------------------------------------

 1.       NAMES OF REPORTING PERSONS

          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                   J. MATTHEW MACKOWSKI

--------- ----------------------------------------------------------------------

 2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) / /

                                                                      (b) / /

--------- ----------------------------------------------------------------------

 3.       SEC USE ONLY


--------- ----------------------------------------------------------------------

 4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                   USA

----------------------- ------ -------------------------------------------------

      NUMBER OF         5.     SOLE VOTING POWER

        SHARES                          1,445,053
                        ------ -------------------------------------------------
     BENEFICIALLY
                        6.     SHARED VOTING POWER
       OWNED BY
                                        686
         EACH           ------ -------------------------------------------------

      REPORTING         7.     SOLE DISPOSITIVE POWER

     PERSON WITH                        1,445,053
                        ------ -------------------------------------------------

                        8.     SHARED DISPOSITIVE POWER

                                        686
--------- ----------------------------------------------------------------------
 9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   1,445,739 SHARES

--------- ----------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES

          CERTAIN SHARES*                                             / /

--------- ----------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   APPROXIMATELY 21.4%

--------- ----------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON*

                   IN

--------- ----------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


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---------------------                                          -----------------
CUSIP No. 421964 10 7                  13G                     Page 3 of 5 Pages
---------------------                                          -----------------


ITEM 1(a).          NAME OF ISSUER:

                             HEALTH SYSTEMS DESIGN CORPORATION
                    ------------------------------------------------------------

ITEM 1(b).          ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                             1330 BROADWAY, OAKLAND, CA 94612
                    ------------------------------------------------------------

ITEM 2(a).          NAME OF PERSON FILING:

                             J. MATTHEW MACKOWSKI
                    ------------------------------------------------------------

ITEM 2(b).          ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                             1330 BROADWAY, OAKLAND, CA 94612
                    ------------------------------------------------------------

ITEM 2(c).          CITIZENSHIP:

                             USA
                    ------------------------------------------------------------

ITEM 2(d).          TITLE OF CLASS OF SECURITIES:

                             COMMON STOCK
                    ------------------------------------------------------------

ITEM 2(e).          CUSIP NUMBER:

                             421964 10 7
                    ------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

       (a)    / / Broker or dealer registered under Section 15 of the Exchange
                  Act.

       (b)    / / Bank as defined in Section 3(a)(6) of the Exchange Act.

       (c)    / / Insurance company as defined in Section 3(a)(19) of the
                  Exchange Act.

       (d)    / / Investment company registered under Section 8 of the
                  Investment Company Act.

       (e)    / / An investment adviser in accordance with Rule
                  13d-1(b)(1)(ii)(E).

       (f)    / / An employee benefit plan or endowment fund in accordance with
                  Rule 13d-1(b)(1)(ii)(F).

       (g)    / / A parent holding company or control person in accordance with
                  Rule 13d-1(b)(ii)(G).

       (h)    / / A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act.

       (i)    / / A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.


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---------------------                                          -----------------
CUSIP No. 421964 10 7                  13G                     Page 4 of 5 Pages
---------------------                                          -----------------

       (j) / / Group, in accordance with Rule 13d-1(b)(1)(ii)(J) If this statement is filed pursuant to Rule 13d-1(c), check this box. / /

ITEM 4.        OWNERSHIP.

     (a)       Amount beneficially owned:

                        1,445,739 SHARES
               -----------------------------------------------------------------

     (b)       Percent of class:

                        APPROXIMATELY 21.4%
               -----------------------------------------------------------------

     (c)       Number of shares as to which such person has:

     (i)       Sole power to vote or to direct the vote     1,445,053
                                                       -------------------------
     (ii)      Shared power to vote or to direct the vote     686
                                                         -----------------------
     (iii)     Sole power to dispose or to direct the disposition of   1,445,053
                                                                    ------------
     (iv)      Shared power to dispose or to direct the disposition of      686
                                                                      ----------

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                        NOT APPLICABLE

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                        OF THE 1,445,739 SHARES SHOWN AS BENEFICIALLY OWNED BY
               MR. MACKOWSKI, 1,421,053 ARE HELD IN THE NAME OF MR. MACKOWSKI, 24,000 SHARES ARE ISSUABLE UPON EXERCISE OF OUTSTANDING STOCK OPTIONS WHICH ARE EXERCISABLE BY MR. MACKOWSKI WITHIN 60 DAYS OF DECEMBER 31, 1999 AND 686 SHARES ARE HELD IN THE NAME OF MR. MACKOWSKI'S SPOUSE.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                        NOT APPLICABLE

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                        NOT APPLICABLE

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

                        NOT APPLICABLE

ITEM 10.       CERTIFICATION.

                        NOT APPLICABLE


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---------------------                                          -----------------
CUSIP No. 421964 10 7                  13G                     Page 5 of 5 Pages
---------------------                                          -----------------

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                         February 10, 2000
                                                    ----------------------------
                                                               (Date)

                                                    /s/ J. Matthew Mackowski
                                                    ----------------------------
                                                               (Signature)

                                                         J. Matthew Mackowski
                                                    ----------------------------
                                                               (Name/Title)